As filed with the Securities and Exchange Commission on June 1, 2009

     Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-0572512 (IRS Employer Identification Number)

200 Renaissance Center
P.O. Box 200
 Detroit, Michigan 48265-2000
(313) 556-5000
(Address, including zip code, and telephone number, including area code, of each of the registrants’ principal executive offices)

David J. DeBrunner
200 Renaissance Center
Detroit, Michigan 48265-2000
(313) 556-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David E. Shapiro
Benjamin M. Roth
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
(212) 403-1000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ¨

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. þ

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. þ

      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ¨

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
¨	¨	þ	¨

(1) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee.

5,000,000 Units of Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1, Capital
Amount $1,000 Per Unit

250,000 Units of Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2, Capital
Amount $1,000 Per Unit

     This prospectus relates to (i) 5,000,000 units of our Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1, capital amount $1,000 per unit (the “Series D-1 Preferred”); and (ii) 250,000 units of our Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2, capital amount $1,000 per unit (the “Series D-2 Preferred” and together with the Series D-1 Preferred, the “Series D Preferred”). All of the Series D Preferred were issued by us on December 29, 2008 to the United States Department of the Treasury (the “Treasury”) as part of the Treasury’s Automotive Industry Financing Program under the Troubled Asset Relief Program (“TARP”) created under the Emergency Economic Stabilization Act of 2008 (the “EESA”), in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

     The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include the Treasury and any other holders of the securities covered by this prospectus to whom the Treasury has transferred its registration rights in accordance with the terms of the securities purchase agreement between us and the Treasury (the “Securities Purchase Agreement”). The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents, and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions, if any. We will not receive any proceeds from the sale of securities by the selling securityholders.

     The Series D Preferred are not currently listed on any established securities exchange or quotation system, and we do not intend to seek such a listing for the Series D Preferred unless we are requested to do so by the Treasury.

     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method of sale and terms of the related offering.

     The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 3 of this prospectus and contained in our periodic reports filed with the Securities and Exchange Commission, as well as the other information contained or incorporated by reference in this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN
FIND MORE INFORMATION	iii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
STATEMENTS	iv
SUMMARY	1
RATIOS OF EARNINGS TO FIXED CHARGES	2
RISK FACTORS	3
DESCRIPTION OF THE SERIES D PREFERRED	6
USE OF PROCEEDS	13
SELLING SECURITYHOLDERS	13
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	17
EXPERTS	17

i

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

     This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

     The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities, and the federal income tax consequences of investing in the securities.

     You should only rely on the information contained or specifically incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE
INFORMATION

     The SEC allows us to incorporate by reference into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act, until the offering is completed:

  Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2008;
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009; and
  Current Reports on Form 8-K filed on January 2, 2009, January 8, 2009, January 9, 2009, January 21, 2009, February 3, 2009, March 25, 2009, April 17, 2009, April 30, 2009, May 5, 2009, May 7, 2009, May 22, 2009, and May 29, 2009.

     We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the date of any supplement to this prospectus, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

     GMAC is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and information statements and other information with the SEC. You may read and copy any document GMAC files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. GMAC’s filings are also electronically available from the SEC’s Interactive Data Electronic Applications system, which is commonly known by the acronym “IDEA,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

     You may also obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address and telephone number:

GMAC LLC
Attention: Investor Relations
200 Renaissance Center
Mail Code: 482-B08-A36
Detroit, Michigan 48265
Tel: (866) 710-4623

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

     The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including, without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

     While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable as of the date made, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by our subsequent Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and the other documents specifically incorporated by reference herein. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Factors that could cause our actual results to be materially different from our expectations include, among others, the risk factors set forth herein (see “Risk Factors”), and the following:

  securing funding required to maintain our operations and the operations of our subsidiary Residential Capital, LLC (“ResCap”);

  maintaining the mutually beneficial relationship between us and General Motors Corporation (“GM”);

  establishing and maintaining a mutually beneficial relationship between us and Chrysler LLC (“Chrysler”);

  the profitability and financial condition of GM, including the uncertainty related to GM's bankruptcy process;

  our ability, or inability, to recover payments owed to us by GM during GM's bankruptcy process;

  the impact on our operations and relationship with GM following the recent modifications to our Financing Services Agreement with GM and any future modifications;

  the profitability and financial condition of Chrysler;

  uncertainty related to Chrysler’s bankruptcy process and its proposed industrial alliance with Fiat SpA;

  the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability;

  our ability, or inability, to recover reimbursements owed to us by Chrysler for certain losses incurred with respect to providing wholesale financing to certain dealers prior to GMAC completing its full underwriting processes, or any other payments or obligations owed to us by Chrysler during Chrysler’s bankruptcy process;

  the Treasury’s large investment in our equity securities;

  our ability, or inability, to maintain an appropriate level of debt;

  ResCap’s ability, or inability, to pay dividends to us;

  further adverse developments in the residential mortgage and capital markets;

  continued deterioration in the residual value of off-lease vehicles;

  the success, or lack thereof, of GMAC’s conversion to a corporation when GMAC decides to pursue such conversion;

  our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”);

  the increased regulation and restrictions to which we are subject as a result of our becoming a bank holding company under the BHC Act;

  changes in our ownership structure as a result of us becoming a bank holding company under the BHC Act;

  the impact on ResCap of the continuing decline in the U.S. housing market;

  changes in U.S. government-sponsored mortgage programs, or restrictions on our access to such programs, or disruptions in the markets in which our mortgage subsidiaries operate;

  the restrictions on executive compensation and benefits to which we are subject as a condition of our participation in the Automotive Industry Financing Program, and any resulting potential difficulty in retaining our existing management or hiring qualified candidates in the future;

  continued disruption in the markets in which we fund our and ResCap’s operations, with resulting negative impact on our liquidity;

  uncertainty concerning our ability to access additional federal liquidity programs;

  continued reduction in certain portions of GMAC’s and ResCap’s businesses;

  changes in our contractual servicing rights;

  changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;

  changes in our, ResCap’s or GM’s credit ratings;

  the effect of market conditions, including in the global equity and credit markets and with respect to corporate, commercial and residential lending and interest rates;

  uncertainty regarding our ultimate ability to raise the additional capital required as a result of the recently completed Supervisory Capital Assessment Program and uncertainty around the ultimate form, amount and terms of such capital;

  uncertainty regarding our ability to successfully originate retail and wholesale assets in Ally Bank and to realize the anticipated benefits of our expanded exemption from certain requirements of Section 23A of the Federal Reserve Act;

v

  our ability to successfully manage Ally Bank’s funding and deposit costs, diversify funding sources and successfully reduce the Bank’s overall cost of deposit funding, broaden the Bank’s customer base and expand retail deposits;

  our ability to successfully implement the rebranding of Ally Bank and to realize the anticipated benefits thereof;

  the availability and cost of capital; and

  changes in economic conditions, currency exchange rates or political stability in the markets in which we operate.

Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

SUMMARY

     This summary highlights some of the information contained, or incorporated by reference, in this prospectus to help you understand our business. It does not contain all of the information that may be important to you. You should carefully read this prospectus, including the information incorporated by reference into this prospectus, to understand fully the considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 3 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page iv.

     Unless otherwise indicated or the context otherwise requires, in this section the term “GMAC,” “the Company,” “we,” “us” and “our” refer to GMAC LLC and its subsidiaries as a consolidated entity, except where it is clear that the terms mean only GMAC LLC.

Our Company

     Founded in 1919 as a wholly owned subsidiary of GM, GMAC was originally established to provide GM dealers with the automotive financing necessary to acquire and maintain vehicle inventories and to provide retail customers the means by which to finance vehicle purchases through GM dealers. On November 30, 2006, GM sold a 51% interest in us for approximately $7.4 billion to FIM Holdings LLC (“FIM”), an investment consortium led by Cerberus FIM Investors, LLC, the sole managing member of FIM. The consortium also includes Citigroup Inc., Aozora Bank Ltd. and a subsidiary of The PNC Financial Services Group, Inc. On December 24, 2008, our application to convert to a bank holding company under the BHC Act was approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and we became a bank holding company on that date. On January 16, 2009, we issued additional common membership interests (the “Common Interests”) to GM and FIM. Following this issuance, GM (through an affiliate) owned 59.86% of our outstanding Common Interests and FIM owned the remaining 40.14% . In connection with our conversion to a bank holding company, both GM and FIM were required to substantially reduce their ownership stakes. On May 22, 2009, to achieve these reductions, GM transferred 78,828 Common Interests to a trust administered by an independent trustee (the “GM Trust”) and FIM distributed approximately 109,919 Common Interests to FIM CB Holdings LLC (“FIM CB”), Aozora GMAC Investments LLC (“Aozora”), and a group of Cerberus Capital Management, L.P.'s ("Cerberus") affiliates and investors (the “Third Party Investors”). On May 29, 2009, GM transferred 190,921 Common Interests to the Treasury upon the exercise of an exchange option held by the Treasury in connection with the $884 million loan it made to GM for Common Interests. As of the date of this prospectus, the Treasury holds approximately 35.36% of our Common Interests, FIM, FIM CB and Aozora collectively hold approximately 22.02% of our Common Interests, the Third Party Investors hold approximately 18.12% of our Common Interests, the GM Trust holds approximately 14.60% of our Common Interests and GM (through an affiliate) holds approximately 9.90% of our Common Interests.

     Our principal executive office is located at 200 Renaissance Center, Detroit, Michigan, 48265. Our telephone number is (313) 556-5000.

Our Business

     GMAC is a leading, independent, globally diversified, financial services firm. Our products and services have expanded beyond automotive financing and we currently operate in the following lines of business: global automotive finance, mortgage, and insurance.

Securities Being Offered

     In October 2008, Congress passed the EESA, under which TARP and the Automotive Industry Financing Program established thereunder have been created. On December 29, 2008, the Treasury approved our application to participate in TARP and we issued and sold to the Treasury 5,000,000 units of the Series D-1 Preferred and 250,000 units of the Series D-2 Preferred (issued upon exercise of the warrant issued to the Treasury the same day), for a total purchase price of $5 billion.

     This prospectus relates to the offer and sale by the selling securityholders named herein of up to 5,000,000 units of the Series D-1 Preferred and 250,000 units of the Series D-2 Preferred, from time to time, directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-

dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any proceeds from the sale of securities by the selling securityholders. See “Plan of Distribution.”

       For a description of the terms of the Series D Preferred, see “Description of the Series D Preferred” below.

     On May 21, 2009, we issued and sold to the Treasury additional equity securities in the form of our Fixed Rate Cumulative Mandatorily Convertible Preferred Membership Interests, Series F (the “Series F Preferred”) with an aggregate capital amount of $7,875,000,000. The Series F Preferred are convertible into Common Interests, either (i) subject to the approval of the Federal Reserve, at GMAC’s option, provided that GMAC shall not convert any units of the Series F Preferred to the extent such conversion would result in the Treasury owning in excess of 49% of the Common Interests, except (a) with the Treasury’s prior written consent, (b) pursuant to GMAC’s capital plan, as agreed upon by the Federal Reserve, or (c) pursuant to an order of the Federal Reserve compelling such a conversion; or (ii) at the option of the Treasury, upon the occurrence of a public offering of the Common Interests or certain sales, mergers or changes of control of GMAC. Any units of the Series F Preferred which remain outstanding on May 21, 2016 will convert into Common Interests on such date. The conversion of all outstanding units of the Series F Preferred as of the date of this prospectus would result in the issuance of 680,400 Common Interests. Neither the Series F Preferred nor the Common Interests are being offered pursuant to this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to combined fixed charges and preferred interest dividends were as follows for the periods presented:

Ratio of earnings to fixed charges and preferred interest dividends(1)
	Three Months Ended March 31,
				Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	0.62(2)	0.84(2)	1.21	0.86(2)	1.15	1.28	1.45

     (1) Preferred interest dividends represent pre-tax earnings necessary to cover any preferred interest dividend requirements computed using our effective tax rate for periods when the effective tax rate was positive.

     (2) The ratio indicates a less than one-to-one coverage ratio for certain periods as noted. Earnings available for fixed charges and preferred interest dividends for the respective periods were inadequate to cover total fixed charges and preferred interest dividends. The deficiencies were $928 million for the three months ended March 31, 2009; $534 million for the three months ended March 31, 2008; and $2.062 billion for the year ended December 31, 2007.

RISK FACTORS

     An investment in our securities is subject to certain risks. In consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the following discussions of risk before deciding whether an investment in the Series D Preferred is suitable for you. The risks described below are intended to highlight risks that are specific to the Series D Preferred, but are not the only risks we face. Additional risks, including those generally affecting the industry in which we operate, risks that we currently deem immaterial and risks generally applicable to companies that have recently undertaken similar transactions may also impair our business, the value of your investment and our ability to make distributions on the Series D Preferred. For a more complete description of the risks that may affect our business, see our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 (as amended or supplemented in subsequent reports on Form 10-K, Form 10-Q or Form 8-K). In addition to the risks described below, we face other risks that are described from time to time in periodic reports that we file with the SEC. If any of the following risks actually occur, the value of the Series D Preferred could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Relating to the Series D Preferred

The Series D Preferred are equity securities and are subordinate to all of our existing and future indebtedness; regulatory restrictions may limit or prevent us from declaring distributions on the Series D Preferred; and the Series D Preferred place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

     The Series D Preferred are equity interests in GMAC and do not constitute indebtedness. As such, the Series D Preferred, like the Common Interests and other series of preferred membership interests, rank junior to all indebtedness and other non-equity claims on GMAC with respect to assets available to satisfy claims on GMAC, including in a liquidation. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of the Series D Preferred, as with the Common Interests and other series of preferred membership interests, (i) distributions are payable only when, as and if authorized and declared by our Board of Managers and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Managers deems relevant, and (ii) as a Delaware limited liability company, under Delaware law we are subject to restrictions on payments of distributions that would render us insolvent. See “Description of the Series D Preferred—Distributions.”

     In addition, the Series D Preferred do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series D Preferred or to which the Series D Preferred will be structurally subordinated.

The prices of the Series D Preferred may fluctuate significantly, and this may make it difficult for you to resell the Series D Preferred when you want or at prices you find attractive.

     There currently is no market for the Series D Preferred, or for any class of our equity securities, and we cannot predict how the Series D Preferred will trade in the future. The market value of the Series D Preferred is likely to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

  actual or anticipated quarterly fluctuations in our operating and financial results;

  developments related to investigations, proceedings or litigation that involve us;

  changes in financial estimates and recommendations by financial analysts;

  dispositions, acquisitions and financings;

  actions of our Common Interest holders, including sales of such Common Interests by existing holders;

  fluctuations in the stock price and operating results of our competitors;

  regulatory developments;

  developments related to the U.S. automotive industry;

  developments related to the U.S. housing market; and

  developments related to the financial services industry.

     The market value of the Series D Preferred may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of equity securities generally and, in turn, the Series D Preferred, and (ii) sales of substantial amounts of the Series D Preferred in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of the Series D Preferred.

An active trading market for the Series D Preferred may not develop.

     The Series D Preferred are not currently listed on any securities exchange and we do not anticipate listing them on an exchange unless we are requested to do so by the Treasury pursuant to the Securities Purchase Agreement. There can be no assurance that an active trading market for the Series D Preferred will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series D Preferred may be adversely affected.

There may be future sales of additional common membership interests or preferred membership interests or other dilution of our equity, which may adversely affect the market price of the Series D Preferred.

     We are not restricted from issuing additional common membership interests or preferred membership interests ranking junior to or of equal priority with the Series D Preferred with respect to distribution rights and rights upon any liquidation of GMAC, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common membership interests or preferred membership interests or any substantially similar securities. On May 21, 2009, we issued and sold to the Treasury 157,500,000 units of the Series F Preferred with an aggregate capital amount of $7,875,000,000. Each unit of the Series F Preferred is of equal priority with the Series D Preferred with respect to distribution rights and rights upon any liquidation of GMAC, and is convertible into Common Interests either (i) subject to the approval of the Federal Reserve, at GMAC’s option, provided that GMAC shall not convert any units of the Series F Preferred to the extent such conversion would result in the Treasury owning in excess of 49% of the Common Interests, except (a) with the Treasury’s prior written consent, (b) pursuant to GMAC’s capital plan, as agreed upon by the Federal Reserve, or (c) pursuant to an order of the Federal Reserve compelling such a conversion; or (ii) at the option of the Treasury, upon the occurrence of a public offering of the Common Interests or certain sales, mergers or changes of control of GMAC. Any units of the Series F Preferred which remain outstanding on May 21, 2016 will convert into Common Interests on such date. The conversion of all outstanding units of the Series F Preferred as of the date of this prospectus would result in the issuance of 680,400 Common Interests. We may also issue preferred membership interests which by their terms rank expressly senior to the Series D Preferred, provided that we obtain the prior approval of the holders of 66 2/3% of the units of each of the Series D-1 Preferred and Series D-2 Preferred. The market value of the Series D Preferred could decline as a result of sales by us of a large number of units of Common Interests or preferred membership interests or similar securities in the market or the perception that such sales could occur.

The Series D Preferred may be junior in rights and preferences to our future preferred membership interests.

     Subject to approval by the holders of at least 66 2/3% of the units of each of the Series D-1 Preferred and Series D-2 Preferred then outstanding, the holders of each such series voting together as a separate class, we may issue preferred membership interests in the future the terms of which are expressly senior to the Series D Preferred. The terms of any such future preferred membership interests expressly senior to the Series D Preferred may restrict distributions to the Series D Preferred. For example, the terms of any such senior preferred membership interests may provide that, unless full distributions for all of our outstanding preferred membership interests senior to the Series D Preferred have been paid for the relevant periods, no distributions will be paid to the Series D Preferred, and no units of Series D Preferred may be repurchased, redeemed or otherwise acquired by us. This could result in distributions on the Series D Preferred not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred membership interests may prohibit us from making payments on the Series D Preferred until all amounts due to holders of the senior preferred membership interests in such circumstances are paid in full.

Holders of the Series D Preferred have limited voting rights.

     Until and unless we are in arrears on our distributions on the Series D-1 Preferred or Series D-2 Preferred for six distribution periods, whether or not consecutive, the holders of the Series D Preferred will have no voting rights except with respect to certain fundamental changes in the terms of the Series D Preferred and certain other matters, and except as may be required by Delaware law. If distributions on the Series D-1 Preferred or Series D-2 Preferred are not made in full for six distribution periods, whether or not consecutive, the total number of members of the GMAC Board of Managers will automatically increase by two for each applicable series of the Series D Preferred. The holders of the applicable series will each have the right to appoint two individuals to serve in the new positions. This right and the terms of such managers will end when we have paid in full all accrued and unpaid distributions for all past distribution periods. Directors elected by the holders of the Series D-1 Preferred and Series D-2 Preferred would lack a controlling majority of the Board of Managers, both based on the current size of the Board and following any agreed-upon changes in size of the Board of Managers pursuant to the Amended and Restated Governance Agreement executed May 21, 2009 by and between GMAC, the Treasury, FIM and GM Finance Co. Holdings LLC (the “Governance Agreement”), and may not be able to effect any action without the cooperation of other members. For a full description of the voting rights of the Series D Preferred, see “Description of the Series D Preferred—Voting Rights.” For a full description of the Governance Agreement, see “Description of the Series D Preferred—Change of Control.”

The Series D Preferred are subject to additional transfer restrictions which may inhibit the development of a market for Series D Preferred, making it more difficult for you to sell your securities when you wish and at prices you find attractive.

     The Series D Preferred may only be transferred in accordance with certain restrictions set forth in our LLC Agreement (as defined herein). For a detailed description of the transfer restrictions, see “Description of the Series D Preferred—Restrictions on Transfer.” These restrictions may prevent the development of a market for the securities, which may adversely affect the market value and liquidity of the Series D Preferred.

Risks Relating to GM Bankruptcy Filing

GM has recently filed for bankruptcy protection.

On June 1, 2009, GM filed for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. It is unclear at this time how GM's bankruptcy filing will impact our business and operations. The uncertainty created by GM's bankruptcy filing and planned corporate restructuring may negatively impact the market value and liquidity of our securities, including the Series D Preferred. For a description of our exposure to GM and the possible risks we face as a result of GM's bankruptcy filing, see "Risk Factors" in our filings on Form 10-K and Form 10-Q.

DESCRIPTION OF THE SERIES D PREFERRED

     This section summarizes specific terms and provisions of the Series D Preferred. The description is qualified in its entirety by the actual terms of the Series D Preferred, set forth in GMAC’s Sixth Amended and Restated Limited Liability Company Operating Agreement, as amended, dated May 22, 2009 (the “LLC Agreement”), which is included as Exhibit 3.1 hereto, and incorporated by reference into this prospectus. See “Information Incorporated by Reference.”

General

     The Series D-1 Preferred constitute a single series of our preferred membership interests, totaling 5,000,000 units, capital amount $1,000 per unit. The Series D-1 Preferred have no maturity date. We issued the units to the Treasury on December 29, 2008 in connection with the Automotive Industry Financing Program established under TARP.

     The Series D-2 Preferred constitute a single series of our preferred membership interests, totaling 250,000 units, capital amount $1,000 per unit. The Series D-2 Preferred have no maturity date. We issued the units to the Treasury on December 29, 2008, in connection with the Automotive Industry Financing Program established under TARP, upon the exercise of the warrant issued the same day.

     GMAC is currently treated as a partnership for federal income tax purposes. Accordingly, the Series D Preferred represent partnership interests for federal income tax purposes. Pursuant to the LLC Agreement, GMAC shall convert into a Delaware corporation upon the earliest to occur of: (i) at any time, upon the approval of the Board of Managers; (ii) at any time, upon the approval of the holders of the majority of the Common Interests (including at least two such holders) and a majority of the independent members of the Board of Managers; (iii) at any time after December 31, 2010, if at such time tax distributions on the junior membership interests have not been, and are not reasonably expected to be, approved for 2011, upon the approval of the holders of the majority of the Common Interests (including at least two such holders); (iv) at any time after December 31, 2009, upon the request of the Treasury and with the approval of a majority of the independent members of the Board of Managers (provided that certain tax distributions on the junior membership interests shall have been approved); and (v) if for any reason, GMAC is or otherwise becomes treated as a “C” corporation for U.S. Federal income tax purposes; provided, however, that in connection with any conversion under the preceding clauses (i), (ii), (iii) or (iv), GMAC shall have an amount of equity capital immediately following such conversion (as determined by the Board of Managers in good faith) equal to at least a required minimum amount, and such conversion shall otherwise be in compliance with the BHC Act. After any such conversion of GMAC into a corporation, the Series D Preferred shall be treated as stock for federal income tax purposes.

     Each transferee of units of the Series D Preferred must agree in writing to be bound by the provisions of the LLC Agreement by executing a joinder agreement substantially in the form of Exhibit 10.3 (a “Joinder”) to the registration statement of which this prospectus forms a part. No transfer will be effective unless and until a properly completed Joinder is executed by the transferee and received by GMAC. All Joinders must be sent to GMAC at the following address:

GMAC LLC
Attention: Investor Relations
200 Renaissance Center
Mail Code: 482-B08-A36
Detroit, Michigan 48265
Tel: (866) 710-4623

This prospectus summarizes and describes only selected important provisions of the LLC Agreement, and is qualified in its entirety by reference to the full text of the LLC Agreement, which is included as Exhibit 3.1 herein. We strongly advise that you read the LLC Agreement in its entirety prior to any investment in the Series D Preferred.

Distributions

     Rate. Distributions on the Series D Preferred are payable quarterly in arrears, when, as and if declared by GMAC’s Board of Managers, but only out of assets legally available therefor. Distributions, if any, will be made on February 15, May 15, August 15 and November 15 of each year (each a “Distribution Payment Date,” and each period from and including each Distribution Payment Date to, but excluding, the next Distribution Payment Date, a “Distribution Period”). Distributions will be cumulative.

     Distributions will accrue on the Series D-1 Preferred with respect to each Distribution Period at 8% per annum on (i) the capital amount per unit of Series D-1 Preferred, and (ii) the amount of accrued and unpaid distributions for any prior Distribution Periods on such unit of Series D-1 Preferred, if any.

     Distributions will accrue on the Series D-2 Preferred with respect to each Distribution Period at 9% per annum on (i) the capital amount per unit of Series D-2 Preferred, and (ii) the amount of accrued and unpaid distributions for any prior Distribution Periods on each unit of Series D-2 Preferred, if any.

     Such distributions began to accrue and be cumulative from December 29, 2008, shall compound on each subsequent Distribution Payment Date (i.e., no distributions shall accrue on other distributions unless and until the first Distribution Payment Date for such other distributions has passed without such other distributions having been paid on such date), and shall be payable quarterly in arrears on each Distribution Payment Date, commencing with February 15, 2009. If a Distribution Payment Date falls on a day that is not a business day, the distribution payment due on that date will be postponed to the next day that is a business day and no additional distributions will accrue as a result of that postponement. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     Distributions on the Series D Preferred will be cumulative. If for any reason our Board of Managers does not declare a distribution on the Series D-1 Preferred or Series D-2 Preferred for a particular distribution period, or if the Board of Managers declares less than a full distribution, we will remain obligated to pay the unpaid portion of the distribution for that period and the unpaid distribution will compound on each Distribution Payment Date.

     Distributions on the Series D Preferred will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions payable on the Series D Preferred on any date prior to the end of a Distribution Period, and for the initial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Distributions will be paid to the holders of record as they appear on the Schedule of Members maintained by GMAC pursuant to our LLC Agreement on the applicable record date, which will be the 15th calendar day immediately preceding such Distribution Payment Date or such other record date fixed by the Board of Managers, which shall not be more than 60 nor less than 10 days prior to such Distribution Payment Date. Holders of the Series D Preferred, as members of GMAC, agree to be bound by the provisions of the LLC Agreement in reporting their shares of GMAC's income, gain, loss, deduction and credit for federal, state and local income tax purposes (except as otherwise may be required by law).

     Priority of Distributions. So long as any unit of Series D Preferred remains outstanding, no distribution shall be declared or paid on any Junior Membership Interests (as defined below) (other than distributions payable solely in such Junior Membership Interests) or Parity Membership Interests (as defined below), other than pursuant to the immediately following paragraph in the case of Parity Membership Interests, and no Junior Membership Interests or Parity Membership Interests shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by GMAC or any of its subsidiaries unless all accrued and unpaid distributions for all past Distribution Periods, including the latest completed Distribution Period (including, if applicable, distributions on such amount), on all outstanding units of Series D Preferred have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of units of Series D Preferred on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of Junior Membership Interests in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Membership Interests or Parity Membership Interests for the beneficial ownership of any other persons (other than GMAC or any of its subsidiaries), including as trustees or custodians; (iii) the exchange or conversion of Junior Membership Interests for or into other Junior Membership Interests or of Parity Membership Interests for or into other Parity Membership Interests (with the same or lesser aggregate liquidation amount) or Junior Membership Interests, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to December 29, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common membership interests; and (iv) tax distributions on Junior Membership Interests to the extent determined to be reasonably necessary by the Board of Managers (subject to the consent of an independent official designated by the President in connection with the Automotive Industry Financing Program).

     When distributions are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Distribution Payment Date (or, in the case of Parity Membership Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within a Distribution Period related to such Distribution Payment Date) in full upon the Series D Preferred and any Parity Membership Interests, all distributions declared on the Series D Preferred and all such Parity Membership Interests and payable on such Distribution Payment Date (or, in the case of Parity Membership Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date) shall be declared pro rata so that the respective amounts of such distributions declared shall bear the same ratio to each other as all accrued and unpaid distributions per unit on the units of Series D Preferred (including, if applicable, distributions on such amount) and all Parity Membership Interests payable on such Distribution Payment Date (or, in the case of Parity Membership Interests having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the Distribution Period related to such Distribution Payment Date) (subject to their having been declared by the Board of Managers or a duly authorized committee of the Board of Managers out of legally available funds and including, in the case of Parity Membership Interests that bear cumulative distributions, all accrued but unpaid distributions) bear to each other. If the Board of Managers or a duly authorized committee of the Board of Managers determines not to pay any distribution or a full distribution on a Distribution Payment Date, GMAC will provide written notice to the holders of Series D Preferred prior to such Distribution Payment Date. Subject to the foregoing, and not otherwise, such distributions (payable in cash, securities or other property) as may be determined by the Board of Managers or any duly authorized committee of the Board of Managers may be declared and paid on any securities, including Junior Membership Interests, from time to time out of any funds legally available for such payment, and holders of Series D Preferred shall not be entitled to participate in any such distributions.

     “Junior Membership Interests” means any class or series of GMAC’s common membership interests, including Common Interests and Class C Membership Interests, and any other class or series of membership interest the terms of which expressly provide that it ranks junior to the Series D Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of GMAC.

     “Parity Membership Interests” means any class or series of GMAC’s membership interests (other than the Series D-1 Preferred and Series D-2 Preferred) the terms of which do not expressly provide that such class or series will rank senior or junior to the Series D-1 Preferred and Series D-2 Preferred as to distribution rights and/or as to rights on liquidation, dissolution or winding up of GMAC. As of the date of this prospectus, Parity Membership Interests include the GM Preferred Membership Interests, the Series E Preferred Membership Interests and the Series F Preferred Interests.

Liquidation Rights

     In the event of any liquidation, dissolution or winding up of the affairs of GMAC, whether voluntary or involuntary, holders of the Series D Preferred shall be entitled to receive for each unit of Series D Preferred held by them, out of the assets of GMAC or proceeds thereof (whether capital or surplus) available for distribution to members of GMAC, subject to the rights of any creditors of GMAC, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Membership Interests or any other membership interest of GMAC ranking junior to the Series D Preferred as to such distribution, payment in full in an amount equal to the sum of (i) the capital amount per unit of Series D Preferred and (ii) the amount of any accrued and unpaid distributions (including, if applicable, distributions on such amount), whether or not declared, to the date of payment. To the extent the assets or proceeds available for distributions on membership interests are not sufficient to fully pay the liquidation payments owing to the holders of the Series D Preferred and the holders of any Parity Membership Interests or any other membership interest of GMAC ranking equally with the Series D Preferred as to such distribution, the holders of the Series D Preferred and the Parity Membership Interests will share ratably in the distribution in proportion to the full respective distribution to which they are entitled.

     For purposes of the liquidation rights of the Series D Preferred, neither a merger or consolidation of GMAC with another entity, nor a sale, lease or exchange of substantially all of GMAC’s assets, will constitute a liquidation, dissolution or winding up of the affairs of GMAC.

Redemption and Repurchases

     Subject to the prior approval of the Federal Reserve, the restrictions imposed by the terms of our other preferred membership interests and, while the Treasury holds any units of the Series F Preferred, the consent of the Treasury, the Series D-1 Preferred may be redeemed, in whole or in part, at any time or from time to time (subject to the restrictions below), at a redemption price equal to 100% of the capital amount per unit plus any accrued and unpaid distributions to, but not including, the redemption date (including distributions accrued on any unpaid distributions), provided that any declared but unpaid distribution payable on a redemption date that occurs subsequent to the record date for the distribution will be payable to the holder of record of the redeemed units on the distribution record date, and provided further that the Series D-1 Preferred may be redeemed prior to February 15, 2012 only if (i) we have, or our successor following a business combination with another entity has, received aggregate gross proceeds of not less than $1,250,000,000 (the “Series D-1 Minimum Amount”), plus the Minimum Amount for each other outstanding series of preferred membership interests of such successor that was originally issued to the Treasury in connection with TARP from one or more Qualified Equity Offerings (as defined below), including Qualified Equity Offerings of such successor, and (ii) the aggregate redemption price of the Series D-1 Preferred (and any applicable preferred interests of such successor) redeemed pursuant to this paragraph does not exceed the aggregate net cash proceeds received by GMAC (or its successor) from such Qualified Equity Offerings.

     The Series D-2 Preferred may be redeemed on the same terms and conditions as the Series D-1 Preferred, with the added restriction that the Series D-2 Preferred may not be redeemed until all of the Series D-1 Preferred have been redeemed. The minimum aggregate gross proceeds we (or our successor) must have raised in one or more Qualified Equity Offerings in order to redeem the Series D-2 Preferred prior to February 15, 2012 (the “Series D-2 Minimum Amount”), is equal to $62,500,625.

     “Qualified Equity Offering” means the sale and issuance for cash by GMAC, to persons other than GMAC or any of our subsidiaries, after December 29, 2008, of perpetual preferred membership interests or common membership interests, all of which qualify as and may be included in Tier 1 capital of GMAC at the time of issuance under the applicable risk-based capital guidelines of our appropriate federal banking agency (other than any sales or issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

     To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series D Preferred to be redeemed by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series D-1 Preferred or Series D-2 Preferred must state: (i) the redemption date; (ii) the number of units of Series D-1 Preferred or Series D-2 Preferred to be redeemed, and, if less than all the units held by such holder are to be redeemed, the number of such units to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such units are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series D-1 Preferred or the Series D-2 Preferred, the units to be redeemed will be selected either on a pro rata basis or in such other manner as our Board of Managers determines to be fair and equitable.

     The Securities Purchase Agreement for the Series D Preferred provides that so long as the Treasury continues to own any units of Series D Preferred, we may not repurchase any units of Series D-1 Preferred or Series D-2 Preferred from any other holder of such units unless we offer to repurchase a ratable portion of the units of Series D-1 Preferred or Series D-2 Preferred then held by the Treasury on the same terms and conditions.

     We may not redeem or repurchase any units of our equity securities, including the Series D Preferred, without the consent of the Treasury at any time while the Treasury holds any units of the Series F Preferred, subject to certain limited exceptions.

     We may not redeem any units of the Series D-1 Preferred or Series D-2 Preferred without also redeeming units of the Class E Preferred Membership Interests on a pro rata basis, based on the aggregate reference amount of each such series. No unit of the Class E Preferred Membership Interests may be redeemed until such time as the capital account attributable to the Class E Preferred Membership Interests is equal to at least a certain minimum amount, as described in the LLC Agreement. All units of the Class E Preferred Membership Interests were issued to Preferred Blocker Inc., a Delaware corporation and subsidiary of GMAC (“Blocker Sub”) to fund the payment of dividends on Blocker Sub’s 9% cumulative perpetual preferred stock. Unless all accrued and unpaid dividends on the 9% perpetual preferred stock of Blocker Sub have been paid in full for all past dividend periods, we may not redeem any units of the Series D Preferred.

     If accrued distributions on the GM Preferred Membership Interests have not been paid, we may not redeem any units of the Series D-1 Preferred or Series D-2 Preferred without the prior written consent of the holders of a majority of the GM Preferred Membership Interests then outstanding.

No Conversion Rights

     Holders of the Series D Preferred have no right to exchange or convert their units into common membership interests or any other securities.

Voting Rights

     The holders of the Series D Preferred do not have voting rights other than those described below, except to the extent specifically required by Delaware law.

     Whenever distributions have not been paid on the Series D-1 Preferred or the Series D-2 Preferred for six or more quarterly distribution periods, whether or not consecutive, the authorized number of managers constituting GMAC’s Board of Managers will automatically increase by two (or by four, if distributions on neither series of the Series D Preferred have been paid) and the holders of each series with respect to which such distributions have not been paid will have the right to elect two managers (the “Preferred Managers”) to fill such newly created positions until all accrued and unpaid distributions for all past distribution periods on all outstanding units of Series D-1 Preferred or Series D-2 Preferred, as applicable, have been paid in full, at which time this right will terminate (subject to revesting in the event of each subsequent default by us in the payment of distributions on the Series D-1 Preferred or Series D-2 Preferred, as applicable).

     No person may be elected as a Preferred Manager who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series D-1 Preferred or Series D-2 Preferred to vote for directors as described above, the Preferred Managers appointed by such holders will cease to be qualified as managers, the terms of office of all such Preferred Managers then in office will terminate immediately, and the authorized number of managers will be reduced by the number of Preferred Managers which had been elected by the holders of the Series D-1 Preferred and/or Series D-2 Preferred, as applicable. Any Preferred Manager may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders of a majority of the outstanding units of the Series D-1 Preferred or Series D-2 Preferred, as applicable, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Manager becomes vacant for any reason other than removal from office, the remaining Preferred Manager appointed by holders of the applicable series may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

     In addition to any other vote or consent required by Delaware law or our LLC Agreement, the vote or consent of the holders of at least 66 2/3% of each of the Series D-1 Preferred and Series D-2 Preferred, holders of each such series voting as a separate class, is required in order to do the following:

•

       amend or alter the LLC Agreement to authorize or create or increase the authorized amount of, or any issuance of, any membership interests of, or any securities convertible into or exchange or exercisable for membership interests of, any class or series of membership interests of GMAC ranking senior to the Series D Preferred with respect to either or both the payment of distributions and/or the distribution of assets on any liquidation, dissolution or winding up of GMAC; or

•	amend, alter or repeal of any provision of the LLC Agreement (including, unless no vote on such merger or consolidation is required as described below, any amendment, alteration, or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred; or

•	consummate any binding exchange or reclassification involving the Series D-1 Preferred or Series D-2 Preferred, or of a merger or consolidation of GMAC with another corporation or other entity, unless in each case (x)
       the units of the Series D-1 Preferred and Series D-2 Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which GMAC is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such units remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series D-1 Preferred and Series D-2 Preferred immediately prior to such consummation, taken as a whole;

provided, however, that any increase in the amount of the authorized Series D-1 Preferred or Series D-2 Preferred, including any increase in the authorized amount of the Series D-1 Preferred or Series D-2 Preferred necessary to satisfy preemptive or similar rights granted by GMAC to other persons prior to December 29, 2008, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred interests, or any securities convertible into or exchangeable or exercisable for any other series of preferred interests, ranking equally with and/or junior to the Series D Preferred with respect to the payment of distributions (whether such distributions are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of GMAC will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Series D Preferred; provided, further, however, that (i) a GMAC Conversion (as defined below), and (ii) any amendments to the LLC Agreement entered into in connection with compliance by GMAC, GM and/or FIM with their respective commitments to the Federal Reserve for purposes of the Federal Reserve’s approval of GMAC’s bank holding company application and/or the Treasury for purposes of the Company’s participation in TARP, or any similar or successor program, will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding units of the Series D Preferred, provided that, in the case of a GMAC Conversion, (x) each of the Series D-1 Preferred and Series D-2 Preferred are converted into or exchanged for preferred stock of the resulting corporation having terms substantially the same as the terms of the Series D-1 Preferred or Series D-2 Preferred, respectively, and (y) the holders of the Series D-1 Preferred and Series D-2 Preferred will maintain a substantially equivalent economic interest, based on the capital amounts of their respective interests, in GMAC after the GMAC Conversion as they held prior to the GMAC Conversion.

Liability of Members

     The Delaware Limited Liability Company Act imposes certain restrictions on distributions by a limited liability company to its members. A member (including any holder of units of the Series D Preferred) who receives a distribution from us (including distributions upon liquidation) and who knew at the time that the distribution was in violation of these restrictions shall be liable to GMAC for the amount of the distribution for three years, subject to extension in certain circumstances. Under the Delaware Limited Liability Company Act, a limited liability company may not in general make a distribution to any of its members if, after the distribution, all liabilities of the limited liability company, other than liabilities to its members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the limited liability company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the nonrecourse liability.

Restrictions on Transfer

     Section 9.5 of the LLC Agreement generally precludes transfers of membership interests if, as a result of such transfer, our membership interests would be owned by more than ninety-nine persons as determined by GMAC in accordance with Treasury Regulation Section 1.7704-1(h) or if, as a result of such transfer, GMAC would otherwise be treated as a publicly traded partnership for United States federal tax purposes. In connection with any transfer, Section 9.5 requires an opinion of counsel reasonably satisfactory to the Board of Managers and counsel for GMAC in both form and substance, stating that such transfer will not cause GMAC to be treated as a publicly traded partnership.

     Pursuant to the Securities Purchase Agreement, prior to a GMAC Conversion (as defined below) or the listing of our membership interests on a national securities exchange, and on or prior to December 29, 2009, the Treasury has agreed not to transfer any of the Series D Preferred if such transfer would violate Section 9.5 of the LLC Agreement.

     “GMAC Conversion” means, together with related transactions, any conversion of GMAC into a corporation through a statutory conversion, the creation of a holding company above GMAC and the exchange of all or substantially all of GMAC’s outstanding equity interests for equity interests of such holding company, the direct or indirect acquisition by “Blocker Sub” of all or substantially all of GMAC’s outstanding equity interests in exchange for stock of Blocker Sub, the merger of GMAC with and into Blocker Sub, or any other direct or indirect incorporation of the assets and liabilities of GMAC, including, without limitation, by merger, consolidation or recapitalization; statutory conversion; direct or indirect, sale, transfer, exchange, pledge or other disposal of economic, voting or other rights; sale, exchange or other acquisition of shares, equity interests or assets; contribution of assets and/or liabilities; liquidation; exchange of securities; conversion of entity, migration of entity or formation of new entity; or other transaction or group of related transactions.

Indemnification of GMAC

     If GMAC is required by law to make any payment to a governmental entity that is specifically attributable to a member (including any holder of units of the Series D Preferred) or a member’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such member (other than Blocker Sub) shall indemnify GMAC in full for the entire amount paid (including interest, penalties, and related expenses).

Change of Control

     Our LLC Agreement and associated agreements place restrictions both on our ability to engage in certain transactions that would result in a change of control and on the ability of holders of our common membership interests to transfer those interests.

     The holders of all of our outstanding Common Interests as of the date of this prospectus are parties to the Governance Agreement, which sets forth the requirements for the size and composition of our Board of Managers for so long as the parties to the Governance Agreement continue to own certain minimum percentages of our Common Interests, subject to the right of holders of the Series D Preferred to designate Preferred Managers.

     Until the date on which units of the Series F Preferred are first converted into Common Interests, the Board of Managers will be comprised of nine Managers. During this period, the Board of Managers will include (i) one Manager designated by FIM, Cerberus, or its affiliates (the “Cerberus Parties,” and the Manager designated by the Cerberus Parties a “Cerberus Designated Manager”); (ii) for so long as the Treasury holds or has rights in at least 95,460 Common Interests, two Managers designated by the Treasury, and, following such time, one Manager designated by the Treasury (each a “Treasury Designated Manager”); (iii) the Chief Executive Officer of GMAC; and (iv) the remaining members of the Board of Managers to be appointed by (1) for so long as the Treasury is entitled to designate two Managers pursuant to clause (ii) hereof, a majority vote of the Managers designated pursuant to clauses (i), (ii) and (iii) hereof (which majority must include at least one Treasury Designated Manager); or (2) for so long as the Treasury is entitled to designate only one Manager pursuant to clause (ii) hereof, a majority vote of the full Board of Managers (which majority must include at least one Treasury Designated Manager).

     Following the date on which units of the Series F Preferred are first converted into Common Interests, the number of Managers and the composition of the Board of Managers shall be determined pursuant to the following table:

     The Cerberus Parties will lose the right to designate a Manager when such parties collectively cease to own at least 5% of the then outstanding Common Interests. The Cerberus Parties and GM Finance Co. Holdings LLC and its affiliates shall each have the right to appoint a non-voting observer to the Board if they maintain certain minimum ownership percentages.

     The Governance Agreement will terminate upon the earlier of (i) the date that the Treasury ceases to hold at least 9.9% of the Common Interests and (ii) with respect to any party to the Governance Agreement, the date such party and its affiliates cease to own any Common Interests.

     The Governance Agreement will remain in full force and effect following a GMAC Conversion. The Governance Agreement provides that in connection with an initial public offering of GMAC, the parties will revisit the terms of the agreement and work together in good faith to make such modifications as may be reasonably necessary to facilitate such public offering and the future governance of GMAC.

     The Governance Agreement is included as Exhibit 10.2 hereto, and is incorporated by reference into this prospectus. See “Information Incorporated by Reference.”

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the securities. All proceeds of any sale will go to the selling securityholders.

SELLING SECURITYHOLDERS

     The selling securityholders may include (i) the Treasury, which acquired all of the Series D Preferred from us on December 29, 2008 in a private placement exempt from the registration requirements of the Securities Act, and (ii) any other person or persons holding Series D Preferred to whom the Treasury has transferred its registration rights under the terms of the Securities Purchase Agreement. The Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned. As of the date of this prospectus, the Treasury has not notified us of any such transfer. Accordingly, we believe that the

Treasury currently holds record and beneficial ownership of 100% of the outstanding units of the Series D Preferred offered by this prospectus.

     The securities to be offered under this prospectus for the account of the selling securityholders may include:

  5,000,000 units of Series D-1 Preferred, representing 100% of the units of Series D-1 Preferred outstanding on the date of this prospectus; and
  250,000 units of Series D-2 Preferred, representing 100% of the units of Series D-2 Preferred outstanding on the date of this prospectus.

     For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities offered by this prospectus will be held by the selling securityholders.

     We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

     The only potential selling securityholder whose identity we are currently aware of is the Treasury. Our relationship with the Treasury includes (i) the transactions and arrangements entered into in connection with the Treasury’s acquisition of the Series D Preferred and the Series F Preferred (along with warrants underlying the Series D-2 Preferred and certain units of the Series F Preferred) from us; (ii) the arrangements established by the Governance Agreement; (iii) the Master Transaction Agreement entered into between us, the Treasury, Chrysler and U.S. Dealer Automotive Receivables Transition LLC on May 21, 2009, in connection with the Master Automotive Financing Agreement between us and Chrysler; and (iv) the Treasury’s ownership of our Common Interests, resulting from the transaction between the Treasury and GM on May 29, 2009, pursuant to which GM transferred 190,921 Common Interests (which had been pledged to the Treasury as collateral for certain loans made by the Treasury to GM) to the Treasury.

     Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

     The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling units of the Series D Preferred:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  broker-dealers may agree with the selling securityholders to sell a specified number of such units at a stipulated price per unit;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

     The selling securityholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders, or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

     In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such units. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of units offered by this prospectus, which units such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

     The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

     Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such units have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

     If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

     Pursuant to the Securities Purchase Agreement, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the Securities Purchase Agreement, or the selling securityholders will be entitled to contribution. We have agreed under the Securities Purchase Agreement to cause such of our managers and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

     We do not intend to apply for listing of the Series D Preferred on any securities exchange or for inclusion of the Series D Preferred in any automated quotation system unless we are requested to do so by the Treasury. No assurance can be given as to the liquidity of the trading market, if any, for the Series D Preferred.

LEGAL MATTERS

     The validity of the securities offered by this prospectus has been passed upon by William B. Solomon, Jr., GMAC’s General Counsel.

EXPERTS

     The consolidated financial statements of GMAC LLC incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of GMAC LLC’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Capmark Financial Group incorporated in this prospectus by reference from GMAC LLC’s Annual Report on Form 10-K/A for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion and includes explanatory paragraphs concerning substantial doubt about Capmark Financial Group’s ability to continue as a going concern, adoption of Statement of Financial Accounting Standards Nos. 159 and 157 in 2008 and Financial Accounting Standards Board Interpretation No. 48 in 2007, and a change in the basis of accounting in 2006. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

5,000,000 Units of Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1, Capital
Amount $1,000 Per Unit

250,000 Units of Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2, Capital
Amount $1,000 Per Unit

_______________________________

PROSPECTUS
_______________________________

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities (other than any underwriting discounts or commissions) covered by the registration statement of which this prospectus is a part. GMAC LLC will bear all of these expenses.

SEC Registration Fees*	$292,950
Printing and distribution expenses*	15,000
Legal fees and expenses*	50,000
Accounting fees and expenses*	25,000
Miscellaneous*	5,000
Total	$387,950

*Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15. Indemnification of Directors and Officers

     Under 6 Del. C. § 18-108 (2008) of the Delaware Code, we are empowered to indemnify our members, managers and other persons in the circumstances therein provided.

     Our Limited Liability Company Operating Agreement, as amended, pursuant to 6 Del. C. § 18-1101(c) (2008), provides that no Member shall owe any duties (including fiduciary duties) as a Member to the other Members or to GMAC LLC, provided that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

     Under Article XI of our Limited Liability Company Operating Agreement, to the fullest extent permitted by the Delaware Limited Liability Company Act and applicable law, GMAC LLC, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that he or she, or an individual or entity (each a “Person”) of whom he or she is the legal representative, is or was a manager or an officer, or is or was serving at the request of GMAC as a manager, director, officer, employee, fiduciary or agent of another entity (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability actually and reasonably incurred by such Person in connection with such Proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of GMAC and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to GMAC unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith or in a manner such Person reasonably believed to be in or not opposed to the best interests of GMAC.

     We shall not be required to indemnify a person in connection with a proceeding initiated by such person against GMAC or any of its subsidiaries if the proceeding was not authorized by our Board of Managers. We may pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by an Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a Proceeding; provided, however, that as a condition to any such advance or reimbursement, such Indemnified Person shall agree that it shall repay the same to GMAC if such Indemnified Person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification under Article XI.

     The ultimate determination of entitlement to indemnification of any Indemnified Person shall be made by the Board of Managers in such manner as the Board of Managers may determine. The indemnification and other rights provided for in Article XI of our Operating Agreement inure to the benefit of the heirs, executors and administrators of any person entitled to such indemnification.

     GMAC shall maintain, at its expense, insurance (a) to indemnify GMAC for any obligations which it incurs as a result of the indemnification of Indemnified Persons under the provisions of Article XI, and (ii) to indemnify Indemnified Persons in instances in which they may not otherwise be indemnified by the Company under the provisions of Article XI.

On or before the date the last of the Managers in office as of March 24, 2009 resigns or otherwise ceases to be a Manager (the “End Date”), GMAC shall obtain and fully pay the premium for an extension of the directors’ and officers’ liability coverage of GMAC’s existing directors’ and officers’ insurance policies for at least $105 million in coverage in favor of all Persons who are or were Managers on or prior to March 24, 2009 with a claims or discovery period of at least six years from the End Date, with respect to any claim related to any period or time at or prior to the End Date from an insurance carrier with the same or better credit rating as GMAC’s current insurance carrier with respect to directors’ and officers’ liability insurance (including side A coverage) and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under GMAC’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a Manager by reason of him or her serving in such capacity, to the fullest extent permitted by applicable federal banking law. In the event that any claim is brought under any such policy prior to the six-year anniversary of the End Date, such policy shall be maintained until the final disposition thereof.

This covenant is intended to be for the benefit of, and shall be enforceable by, each person who is or was a Manager on or prior to March 24, 2009 and their respective heirs and legal representatives. The rights provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether pursuant to law, contract or otherwise. GMAC shall pay all reasonable, documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any such Person in enforcing the indemnity and other obligations provided in this provision.

The obligations of GMAC under this provision shall not be terminated or modified in such a manner as to adversely affect any Person to whom this provision applies without the consent of such affected Person.

Item 16. Exhibits

     The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit Number	Description of Document

3.1	Sixth Amended and Restated Limited Liability Company Operating Agreement, dated as of May 22, 2009.(1)

5.1	Opinion of William B. Solomon, Jr.

10.1	Letter Agreement, dated as of December 29, 2008, between GMAC LLC and the
United States Department of the Treasury, which includes the Securities
Purchase Agreement – Standard Terms attached thereto, with
respect to the issuance and sale of the Series D-1 Preferred Membership Interests and the
Warrant.(2)

10.2	Amended and Restated Governance Agreement, dated as of May 21, 2009, by and between GMAC LLC, GM Finance Co. Holdings LLC, FIM Holdings LLC and the United States Department of the Treasury.(3)

10.3	Form of Joinder Agreement.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of attorney (contained in the signature page of the registration statement).

(1) Incorporated by reference to Exhibit 3.1 attached to the Current Report on Form 8-K filed by the Registrant on May 29, 2009.

(2) Incorporated by reference to Exhibit 10.1 attached to the Current Report on Form 8-K filed by the Registrant on January 2, 2009.

(3) Incorporated by reference to Exhibit 10.2 attached to the Current Report on Form 8-K filed by the Registrant on May 22, 2009.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, GMAC LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, and State of Michigan, on the 1st day of June, 2009.

GMAC LLC

By: /s/ Alvaro G. de Molina
Name: Alvaro G. de Molina Title: Principal Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below appoints Cathy L. Quenneville, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 1, 2009 by the following persons in the capacities indicated.

Signature	Title

/s/ Alvaro G. de Molina	Chief Executive Officer and Director
Name: Alvaro G. de Molina	(Principal Executive Officer)

/s/ Robert S. Hull	Chief Financial Officer and Executive Vice President
Name: Robert S. Hull	(Principal Financial Officer)

/s/ David J. DeBrunner	Vice President, Chief Accounting Officer and Corporate Controller
Name: David J. DeBrunner	(Principal Accounting Officer)

/s/ Robert T. Blakely
Name: Robert T. Blakely	Director

/s/ Michael A. Carpenter
Name: Michael A. Carpenter	Director

/s/ Mayree C. Clark
Name: Mayree C. Clark	Director

/s/ Kim S. Fennebresque
Name: Kim S. Fennebresque	Director

/s/ Franklin W. Hobbs
Name: Franklin W. Hobbs	Director

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Sixth Amended and Restated Limited Liability Company Operating Agreement, dated as of May 22, 2009.(1)

5.1	Opinion of William B. Solomon, Jr.

10.1	Letter Agreement, dated as of December 29, 2008, between GMAC LLC and the
United States Department of the Treasury, which includes the Securities
Purchase Agreement – Standard Terms attached thereto, with
respect to the issuance and sale of the Series D-1 Preferred Membership Interests and the
Warrant.(2)

10.2	Amended and Restated Governance Agreement, dated as of May 21, 2009, by and between GMAC LLC, GM Finance Co. Holdings LLC, FIM Holdings LLC and the United States Department of the Treasury.(3)

10.3	Form of Joinder Agreement.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of attorney (contained in the signature page of the registration statement).

(1) Incorporated by reference to Exhibit 3.1 attached to the Current Report on Form 8-K filed by the Registrant on May 29, 2009.

(2) Incorporated by reference to Exhibit 10.1 attached to the Current Report on Form 8-K filed by the Registrant on January 2, 2009.

(3) Incorporated by reference to Exhibit 10.2 attached to the Current Report on Form 8-K filed by the Registrant on May 22, 2009.